Exhibit 1

Joint Filing Agreement

AGREEMENT dated as of December 10, 2014, by and among WPP Luxembourg Gamma Three S.à r.l., Competitive Media Reporting, LLC, and WPP plc (collectively, the “Parties”).

Each of the Parties hereto represents to the other Parties that it is eligible to use Schedule 13D to report its beneficial interest in the common stock of Rentrak Corporation (“Schedule 13D”) and it will file the Schedule 13D on behalf of itself.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

WPP LUXEMBOURG GAMMA THREE S.À R.L.

By:	/s/ Anne Ehrismann
Name: Anne Ehrismann
Title: Manager

By:	/s/ Thierry Lenders
Name: Thierry Lenders
Title: Manager/Gérant

COMPETITIVE MEDIA REPORTING, LLC

By:	/s/ Tom Lobene
Name: Tom Lobene
Title: Treasurer

WPP PLC

By:	/s/ Paul W. G. Richardson
Name: Paul W. G. Richardson
Title: Group Finance Director

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